Exhibit 99.1

Cadrenal Therapeutics Provides Second Quarter 2023 Corporate Update

PONTE VEDRA, Fla., Aug. 10, 2023 /PRNewswire/ -- Cadrenal Therapeutics, Inc., (Nasdaq: CVKD) a biopharmaceutical company developing tecarfarin, a late-stage novel oral and reversible anticoagulant (blood thinner) to prevent heart attacks, strokes and deaths due to blood clots in patients with certain rare medical conditions, today provided a corporate update in connection with the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Recent Highlights

•	Expanded focus for tecarfarin development for patients with implanted medical devices such as left ventricular assist devices (LVADs) for heart diseases, an addressable market opportunity of approximately $600 million per year in the U.S.

•	Completed a $7.5 million private placement priced at-the-market under Nasdaq rules at a purchase price of $1.75 per share.

•	Appointed accomplished cardiovascular pharmaceutical executive Robert Lisicki to the board of directors.

•	Q2 2023 operating expenses (excluding non-cash items) totaled $835,000.

•	As of August 14, 2023, cash balances were $9.6 million.

“Over the past few months, it has become increasingly clear that the opportunity for tecarfarin reaches beyond patients with end-stage kidney disease (ESKD) and atrial fibrillation (AFib). A much larger opportunity exists where Vitamin K antagonists (warfarin) are prescribed, yet are unreliable and have failed to achieve sufficient anticoagulation,” commented Quang Pham, CEO of Cadrenal Therapeutics. “Based on our clinical data, extensive market research, and insights from key industry experts, we believe implanted medical devices for heart diseases, such as LVADs, could be a potential additional indication for tecarfarin.”

There are estimated to be over 14,000 patients in the U.S. with LVADs who struggle with stable anticoagulation provided by warfarin. Based on Company estimates, this is a potential addressable market opportunity of approximately $600 million per year in the U.S. The direct-acting oral anticoagulants such as Eliquis and Xarelto are not prescribed for these patients. Management estimates that the addressable market opportunity for ESKD and AFib is an additional $1 billion per year in the U.S.

Mr. Pham expanded, “Tecarfarin is specifically designed to solve warfarin’s metabolism problem via the cytochrome p450 pathway. Tecarfarin is metabolized via an alternate pathway that is abundant and essentially insaturable, providing a much more reliable pharmacokinetic profile. Key patient groups that incur irregular blood clotting could benefit from a new, and potentially more effective and safer, blood thinner like tecarfarin. Unlike other drug categories, such as cholesterol-lowering and high blood pressure, there have been no other blood thinners on the market since warfarin was approved in 1954. We look forward to advancing tecarfarin to fill what we believe is an important void in the market.”

Matthew Szot, CFO of Cadrenal Therapeutics, commented, “We successfully completed an important private placement financing, which was priced at the market under Nasdaq rules, with an institutional investor. As of August 14, 2023, our cash and cash equivalents totaled $9.6 million. This raise, coupled with our highly efficient expense management, has strengthened our balance sheet and provides capital and flexibility to continue to progress our path to regulatory approval and commercialization.”

ABOUT CADRENAL THERAPEUTICS, INC.

Cadrenal Therapeutics is developing tecarfarin, a late-stage novel oral and reversible anticoagulant (blood thinner), to prevent heart attacks, strokes, and deaths due to blood clots in patients with certain rare medical conditions. Tecarfarin has orphan drug and Fast Track designations for the prevention of systemic thromboembolism (blood clots) of cardiac origin in patients with end-stage kidney disease, or ESKD, and atrial fibrillation, or AFib. Tecarfarin is specifically designed to leverage a different metabolism pathway than the oldest and most commonly prescribed Vitamin K antagonist (warfarin) used in the prevention of thrombosis. Tecarfarin has been evaluated in eleven (11) human clinical trials and more than 1,000 individuals. In Phase 1, Phase 2, and Phase 2/3 clinical trials, tecarfarin has generally been well-tolerated in both healthy adult subjects and patients with chronic kidney disease. For more information, please visit: www.cadrenal.com.

Safe Harbor Statement

Any statements contained in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding the approach that LVAD patients are a potential additional indication for tecarfarin, expanding the Company’s focus for tecarfarin within patients with implanted medical devices for heart diseases, the estimated 14,000 patients in the U.S. with LVADs who struggle with stable anticoagulation with warfarin, the estimated addressable market opportunity of approximately $600 million per year in the U.S., the estimated addressable market opportunity for ESKD and AFib of approximately $1 billion per year in the U.S. and advancing tecarfarin to fill an important void in the market.

The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the ability to advance tecarfarin within patients with implanted medical devices for heart diseases, the ability to penetrate the U.S. market for patients with LVADs who struggle with stable anticoagulation with warfarin, the ability to advance patient care in cardiorenal diseases and the other risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:

Cadrenal Therapeutics:

Matthew Szot, CFO

858-337-0766

press@cadrenal.com

Investors:

Lytham Partners, LLC

Robert Blum, Managing Partner

602-889-9700,

CVKD@lythampartners.com